Exhibit 3.3

Amendment No. 1 to Limited Liability Company Agreement

This is Amendment No. 1 (the “Amendment”), dated as of June 23, 2006, to Limited Liability Company Agreement (the “Current Agreement”), dated as of December 31, 2004, of CNH Capital Receivables LLC (the “Company”), by and among CNH Industrial Capital America LLC, as the sole member, and John R. Power, Jr. and Donald Puglisi, as Special Members (as defined in Schedule A thereto), being all of the current members of the Company. Capitalized terms used herein and not defined herein have the meanings given to such terms in the Current Agreement.

RECITALS

A.            The Company was formed on December 31, 2004, as a Delaware limited liability company and has been operating pursuant to the Current Agreement.

B.            The parties desire to amend the Current Agreement, as set forth herein.

1.                                      Amendment of Section 7(a).  Section 7(a) of the Current Agreement is hereby replaced in its entirety with the following new Section 7(a):

“(a) to acquire, own, hold, service, sell, assign, pledge, finance, refinance and otherwise deal with from time to time installment sale contracts, sale contracts, receivables (including consumer receivables), installment obligations, loans or leases arising out of or relating to the sale or lease of new or used agricultural, construction or other equipment, monies due thereunder, security interests in the equipment financed thereby, proceeds from claims on insurance policies related thereto and related agreements, instruments, documents and rights (collectively, ‘Receivables’);”

2.                                      Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

3.                                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year indicated above.

ECONOMIC MEMBER:

CNH INDUSTRIAL CAPITAL AMERICA LLC

By:	/s/ Michel Lecomte
Name:	Michel Lecomte
Title:	Chairman

BOARD OF DIRECTORS:

/s/ Harold D. Boyanovsky
Harold D. Boyanovsky

/s/ Michel Lecomte
Michel Lecomte

/s/ Steven Bierman
Steven Bierman

/s/ John R. Power, Jr.
John R. Power, Jr.

/s/ Donald Puglisi
Donald Puglisi